Exhibit 99.1

Ashland reports fourth quarter fiscal 2025 results and issues outlook for full-year 2026

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Sales of $478 million, down eight percent from the prior-year quarter
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Previously announced carboxymethylcellulose (CMC), methylcellulose (MC), Nutraceuticals and Avoca portfolio optimization initiatives (collectively, Portfolio Optimization) reduced overall sales by approximately $38 million or seven percent versus the prior-year quarter. Excluding these initiatives, sales declined one percent
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Income from continuing operations of $33 million, or $0.73 per diluted share
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Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense of $50 million, or $1.08 per diluted share
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Net income of $32 million, or $0.71 per diluted share
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Adjusted EBITDA of $119 million, down four percent from the prior-year quarter, with Portfolio Optimization contributing to a nine percent or $11 million decline. Excluding the impact of Portfolio Optimization, Adjusted EBITDA increased 5 percent
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Cash flows provided by operating activities of $40 million; Ongoing Free Cash Flow2 of $52 million
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Received approximately $103 million tax refund in October related to the capital loss carryback from the Nutraceuticals divestiture

WILMINGTON, Del., November 4, 2025 – Ashland Inc. (NYSE: ASH) today announced financial results1 for the fourth quarter of fiscal year 2025, which ended September 30, 2025, together with its fiscal year 2025 results summary and full-year 2026 outlook. Ashland, a global additives and specialty ingredients company, holds leadership positions in high-quality, consumer-focused markets including pharmaceuticals, personal care and architectural coatings.

“Ashland’s fourth-quarter performance reflects our disciplined approach and ability to deliver results in line with expectations, even as market conditions remained challenging,” said Guillermo Novo, chair and chief executive officer of Ashland. “We maintained strong margins and delivered revenue and EBITDA consistent with prior guidance. Our continued focus on execution helped offset pockets of competitive pressure and muted demand.”

Novo continued, “Life Sciences sustained momentum in pharma, driven by innovation and healthy demand for high-value excipients, injectables, and tablet coatings. Personal Care delivered strong growth and benefited from recent strategic investments, with robust performance across end markets and regions. For Specialty Additives, sequential coatings stability across regions continued to reflect portfolio strength and disciplined execution. Demand remained soft in China and North America, contributing to a year-over-year decline, with elevated competitive intensity in MEAI. Our ongoing network rebalancing helped sustain margins despite these headwinds. Intermediates continued to manage through trough-like conditions with commercial and operational discipline.”

“These results underscore Ashland’s commitment to executing on its strategic priorities during dynamic market conditions. On a comparable basis, the team delivered Adjusted EBITDA growth in all business units except Intermediates, while continuing to navigate a challenging environment. Our emphasis on cost management, portfolio alignment, and operational productivity continues to position us for outsized profit growth as markets improve. Ashland closed the year with solid momentum, exceeding innovation targets, and delivering strong growth across our globalized segments. Our fourth-quarter performance reinforces the strength of our business model and the resilience of our portfolio.”

Fourth-quarter sales were $478 million, down eight percent from $522 million in the prior-year quarter. Portfolio Optimization initiatives, including the curtailment or divestiture of lower-margin products, reduced sales by approximately $38 million, or seven percent. Excluding these actions, sales declined one percent year-over-year. Organic sales volumes were generally stable, with growth in Personal Care offset by a decrease in Specialty Additives, while Life Sciences remained relatively steady. Pricing declined two percent, generally across segments. Foreign currency movements contributed a favorable $8 million, or one percent, to sales.

Net income was $32 million, up from $16 million in the prior year. Income from continuing operations was $33 million, up from $19 million, or $0.73 per diluted share compared to $0.39 last year. Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense was $50 million, down from $61 million, or $1.08 per diluted share versus $1.26. Adjusted EBITDA was $119 million, representing a 25 percent margin, down four percent from $124 million in the prior-year quarter, primarily due to an $11 million reduction from Portfolio Optimization. Excluding these actions, Adjusted EBITDA increased five percent, driven by improved product mix and lower selling, administrative, research and development (SARD) expenses as restructuring actions were realized, partially offset by lower pricing. Foreign currency movements contributed a favorable $1 million to Adjusted EBITDA.

Average diluted shares outstanding were 46 million in the fourth quarter, down from 49 million in the prior-year quarter, reflecting share repurchase activity over the past 12 months.

Cash flows from operating activities were $40 million, down from $80 million in the prior-year quarter, primarily due to working capital changes. Ongoing Free Cash Flow2 totaled $52 million compared to $88 million in the prior-year quarter, also driven by working capital changes. Subsequent to fiscal year-end, Ashland received the $103 million tax refund in October related to the capital loss carryback from the Nutraceuticals divestiture, a meaningful cash inflow that further strengthens the company’s financial position.

Reportable Segment Performance

To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis. In addition, EBITDA and Adjusted EBITDA are reconciled to operating income in Table 4. Free Cash Flow, Ongoing Free Cash Flow and Adjusted Operating Income are reconciled in Table 6 and Adjusted Income from Continuing Operations, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Share Excluding Intangible Amortization Expense are reconciled in Table 7 of this news release. These adjusted results are considered non-GAAP financial measures. For a full description of the non-GAAP financial measures used, see the “Use of Non-GAAP Measures” section that further describes these adjustments below.

Life Sciences

Sales for the Life Sciences segment totaled $173 million in the fourth quarter, down 10 percent compared to $192 million in the prior-year quarter. The decline was primarily driven by Portfolio Optimization initiatives, including the divestiture of the Nutraceuticals business and the exit from low-margin nutrition offerings. These actions, which strengthened the segment’s focus on high-value markets, reduced sales by approximately $15 million, or eight percent. Excluding these actions, segment sales were generally stable, declining two percent year-over-year, with performance reflecting a mix of lower volume and price.

Pharma demand continued to demonstrate resilience across most regions, achieving low-single-digit sales growth year-over-year. This momentum was driven by innovation and robust demand for high-value cellulosic excipients and sustained growth in globalize business lines, including tablet coatings and injectables. While nutrition end markets experienced softness, recent business wins are expected to support a return to growth in fiscal 2026. Year-over-year pricing headwinds narrowed sequentially, with pricing remaining generally stable throughout the quarter. In addition, foreign currency movements contributed a favorable impact of approximately $3 million to segment sales compared to the prior year.

Adjusted Operating Income for the quarter was $41 million, consistent with the prior-year quarter. Adjusted EBITDA totaled $55 million, representing a 32 percent margin and a two percent decline versus $56 million last year. The year-over-year decrease primarily reflects a $3 million impact from Portfolio Optimization actions, which shifted the segment’s portfolio toward higher-return applications. Excluding the impact of Portfolio Optimization, Adjusted EBITDA increased $2 million, driven by product mix and reduced SARD expenses, which more than offset lower pricing compared to the prior year. With resilient pharma demand and sustained momentum in globalize and innovate priorities, Life Sciences is well-positioned for continued growth. Surpassing a 30 percent Adjusted EBITDA margin for the full year marks a first for Life Sciences, a meaningful milestone that reflects the segment’s strategic focus and sets a strong foundation for profitable growth.

Personal Care

Personal Care sales in the fourth quarter were $151 million, a decrease of seven percent compared to $162 million in the prior-year quarter. The year-over-year decline was primarily due to Portfolio Optimization actions, most notably the divestiture of the Avoca business, which reduced sales by approximately $19 million or twelve percent. Excluding these actions, Personal Care delivered five percent sales growth, outperforming the market amidst a muted demand environment. Growth was driven by strong volume gains as commercial initiatives continue to take hold and accelerate.

Sales growth was broad-based across all end-markets, including skin, hair, oral, biofunctional actives, and microbial protection, as well as across all regions. Sales improved sequentially throughout the year, reflecting the segment’s sharpened focus on high-value, differentiated markets. As expected, recent investments, innovation and a renewed go-to-market approach drove an inflection in globalize business lines during the fourth quarter. Globalize business lines, biofunctional actives and microbial protection, together delivered double-digit year-over-year growth. This momentum is expected to continue. Foreign currency movements had a favorable impact of approximately $3 million.

Adjusted Operating Income was $28 million, up $1 million from the prior year. Adjusted EBITDA was $43 million, compared to $47 million in the prior year, representing a margin of 28.5 percent. The year-over-year decrease was primarily due to Portfolio Optimization, which reduced EBITDA by $7 million. Excluding this impact, Adjusted EBITDA increased $3 million, driven by higher organic sales volumes, partially offset by lower pricing. Personal Care delivered resilient performance in a challenging market, achieving an Adjusted EBITDA margin in the high twenties. This performance underscores the effectiveness of targeted investments and innovation in driving results across key business lines, positioning the segment for continued momentum into fiscal 2026.

Specialty Additives

Specialty Additives sales were $131 million in the fourth quarter, down nine percent year-over-year and consistent with the third quarter. Portfolio Optimization actions, including the exit of low-margin construction business, reduced sales by approximately $4 million, or three percent. Excluding these actions, segment sales declined six percent, primarily reflecting coatings sales declines in China, sustained competitive intensity in export markets such as the Middle-East, Africa and India (MEAI), and softer conditions in North America. Despite challenging market conditions, the segment delivered year-over-year growth in coatings across Europe and Latin America, with sequential stability in most regions. Performance specialties, energy and resources, and construction end-markets outperformed market trends, supported by targeted share gain initiatives. Pricing remained stable year-over-year, and foreign currency movements contributed a favorable $2 million impact to sales. The team maintained a sharp focus on differentiated, high-value applications, executing well to deliver value for customers and resilient performance in a challenging environment.

Adjusted Operating Income for the quarter was $12 million, compared to $13 million in the prior year. Adjusted EBITDA was $29 million, consistent with the prior-year quarter and up $3 million sequentially, reflecting an improved mix and the strongest margin of the year at 22 percent. Portfolio Optimization actions reduced EBITDA by $1 million; excluding this impact, Adjusted EBITDA increased $1 million as favorable cost performance was offset by lower sales volumes. Following the recent HEC plant consolidation, the team is actively rebalancing production across the manufacturing network to mitigate the absorption impact of softer coatings demand. These actions are helping stabilize margins in the current environment while positioning the segment for future improvement. With a consolidated production footprint and meaningful operating leverage, Specialty Additives is well-positioned to capitalize on a coatings recovery, driving outsized margin gains as demand improves.

Intermediates

Intermediates sales totaled $33 million in the fourth quarter; a decrease of eight percent compared to $36 million in the prior-year quarter. This included $23 million in merchant sales, compared to $24 million in the prior year, and $10 million in captive butanediol (BDO) sales, down $2 million year-over-year. Captive BDO sales are recognized at market-based pricing. The year-over-year sales decline was primarily driven by lower overall pricing and merchant volumes. Merchant volume weakness was across BDO as well as N-methyl-2-pyrrolidone (NMP). Foreign currency movements had a negligible impact on sales compared to the prior year.

Adjusted Operating Income was $2 million, down from $7 million in the prior year. Adjusted EBITDA was $5 million, down from $10 million in the prior year, primarily reflecting lower pricing and production volumes.

Unallocated & Other

Unallocated and other expense was $11 million compared to $41 million in the prior-year quarter, primarily reflecting impacts of the nutraceuticals business sale in the prior year. Adjusted unallocated and other expense EBITDA was $13 million versus $18 million in the prior-year quarter, primarily from lower equity incentive compensation and lower SARD expenses as restructuring actions were realized.

Fiscal Year 2025 Results Summary

Sales were $1.824 billion, down 14 percent from the prior year. Portfolio Optimization initiatives, including the curtailment or divestiture of lower margin products, reduced sales by approximately $208 million, or 10 percent. Excluding these actions, sales declined four percent year over year, with the impact roughly split between volume and price. The largest drivers were softer coatings demand, particularly in China and MEAI, and the resulting increase in competitive intensity. Life sciences pricing, primarily in pharma, moderated throughout the year as competitive dynamics normalized and share gains were supported by targeted pricing actions. Intermediates pricing remained challenged amid difficult supply-demand conditions and is expected to be near a cyclical low.

Net loss was $845 million, down from income of $169 million in the prior year, primarily a result of non-cash impairments of $706 million in goodwill and $175 million from the sale of the Avoca business line. Loss from continuing operations was $822 million, down from income of $199 million, or ($17.74) per diluted share, down from $3.95. Adjusted income from continuing operations excluding intangibles amortization expense was $157 million, down from $224 million, or $3.38 per diluted share, down from $4.45.

Adjusted EBITDA was $401 million, down from $459 million in the prior year, reflecting the impact of Portfolio Optimization, lower pricing, and reduced volumes. These headwinds were partially offset by the realization of restructuring benefits and increased production compared to inventory destocking in the prior year. Portfolio Optimization reduced Adjusted EBITDA by $45 million, primarily due to the sale of the Nutraceuticals and Avoca business lines, as well as CMC and MC product line rationalizations. This was partially offset by approximately $20 million in restructuring savings and $5 million from manufacturing optimization. The company remains focused on delivering its $90 million savings target. Adjusted EBITDA margin increased to 22 percent, a 30 basis point improvement versus the prior year.

Cash flow from operating activities totaled $134 million, compared to $462 million in the prior year. The year-over-year change primarily reflects a significantly lower contribution from last year’s accounts receivable sale program, higher inventory levels this year, working capital benefits from prior-year Portfolio Optimization, and lower current-year earnings. Ongoing Free Cash Flow was $127 million, down from $270 million in the prior year. The drivers of this decline are consistent with those impacting operating cash flow, excluding the accounts receivable sale program, which does not affect Ongoing Free Cash Flow. Inventory increases to support network transitions and buffer against potential tariff volatility were deliberate actions taken to ensure operational continuity and flexibility as Ashland advanced its strategic initiatives. While Ashland’s full-year earnings were below our initial expectations, disciplined execution and targeted strategic actions enabled us to deliver resilient performance and strong margins despite subdued demand and ongoing competitive pressures. Throughout fiscal 2025, Ashland advanced its strategic priorities and delivered on key transformation initiatives. Ashland completed its Portfolio Optimization with the sale of the Avoca business and implemented $30 million in restructuring cost savings. Significant progress was made on manufacturing network optimization, with the $60 million program well advanced and further productivity opportunities under evaluation. Ashland continued to invest in globalization, accelerating growth across several high-quality businesses. Innovation driven growth enriched the technology portfolio and capabilities, including an asset repurpose strategy to efficiently scale innovation. Disciplined capital allocation remained a core focus, as Ashland executed to maintain a strong and flexible balance sheet, optimize the portfolio, and deliver value to shareholders. Collectively, these initiatives strengthen Ashland’s foundation and position the company to deliver durable growth and long-term shareholder value.

Financial Outlook

Ashland is issuing the following guidance for fiscal 2026. The company intends to deliver against these commitments with a focus on execution, consistency, and credibility.

Full-year fiscal 2026 guidance

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Sales: $1,835 million to $1,905 million, reflecting organic growth of approximately one to five percent over the prior year
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Adjusted EBITDA: $400 million to $430 million
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Adjusted Diluted Earnings Per Share Excluding Intangibles Amortization Expense growth: double-digit-plus; reflecting operating improvement and Portfolio Optimization.
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Ongoing Free Cash Flow Conversion: approximately 50 percent of Adjusted EBITDA; capital expenditures of approximately $100 million

Key planning assumptions

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Demand environment: Life Sciences and Personal Care end-markets remain resilient. Specialty Additives, specifically coatings, and Intermediates markets remain challenged. While Ashland is tracking macro factors that could support a recovery in coatings, such as lower interest rates and housing turnover, the Company has maintained a cautious stance and excluded upside from the current outlook.
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Commercial performance: Ashland expects to outperform underlying markets through share gains, innovation, and globalize initiatives.
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Tariffs: tariff related uncertainty persists. The company will continue to monitor the evolving regulatory landscape and execute mitigation plans across sourcing, production, logistics, and pricing, as appropriate.
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Input costs: input cost dynamics remain generally stable. Raw material costs are steady, and supply chains are expected to function well.

Manufacturing network optimization update

Ashland continues to advance the previously announced $60 million manufacturing network optimization initiative. Most plant actions are complete, and we expect to meet our cost targets as Asia-Pacific volumes normalize.

As communicated throughout the year, the timing of benefits from Ashland’s manufacturing network optimization has shifted. This adjustment reflects several factors:

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Delayed flow-through, including weighted average cost mechanics, and elevated inventory levels associated with network consolidation and tariff risk mitigation have postponed full cost realization. To ensure supply continuity during plant transitions and protect against potential tariff impacts, Ashland strategically increased inventory under the prior cost structure. Working through this inventory is a necessary step before fully capturing the benefits of the optimized network;
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Higher costs at the consolidated site, largely associated with accelerated HEC consolidation, which the company is actively addressing; and
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Lower Asia-Pacific and MEAI volumes, which have reduced plant loading and limited the ability to fully leverage fixed costs and achieve planned additive savings. While some production has been shifted to maintain utilization, these adjustments have temporarily reduced efficiency gains across the network. As a result, incremental cost savings from manufacturing network optimization are now expected to range from $50 million to $55 million until China volumes recover, while the full $60 million program remains achievable as market conditions improve.

Despite these timing adjustments, the program is already supporting margins and remains a key lever for future improvement. Ashland is confident these actions will strengthen its cost position and enable further margin expansion as demand recovers.

Fiscal 2026 strategic priority targets

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Execute: achieve approximately $30 million in cost savings under the $90 million program.
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Globalize: generate $20 million in incremental sales by scaling high quality business lines, biofunctional actives, microbial protection, injectables and tablet coatings, across regions and customers.
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Innovate: $15 million in incremental innovation driven sales will come from commercializing new technologies and scaling recent launches.

Other key factors included in fiscal 2026 guidance

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Accrual of performance-based compensation at target levels and merit increases totaling approximately $20 million
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Calvert City production unit: As previously disclosed, the primary impact is related to repairs and lower operational efficiency across its integrated plant network, which is expected to reduce adjusted EBITDA by roughly $10 million
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Incremental investments in research and development to advance disruptive platform opportunities of about $4 million

“Our teams executed well in a challenging environment and remained aligned to our strategy throughout fiscal 2025. Our fiscal 2026 guidance reflects a prudent view of current market conditions, including the previously shared shift in timing for benefits from our manufacturing optimization program. While operational actions are largely complete, financial delivery will be more weighted to future periods. Importantly, our planning scenarios reflect a return to growth, signaling a constructive shift in trajectory and renewed momentum across our businesses. We remain focused on advancing innovation, scaling our globalize platforms, and driving cost and productivity initiatives that support margin strength. With consistent execution, mix improvement, and disciplined capital allocation, Ashland is well-positioned to deliver resilient performance and long-term value creation.” said Guillermo Novo, chair and chief executive officer of Ashland.

Conference Call Webcast

The company’s live webcast with securities analysts will include an executive summary and detailed remarks. The live webcast will take place at 10 a.m. ET on Wednesday, November 5, 2025. Simultaneously, the company will post a slide presentation in the Investor Relations section of its website at http://investor.ashland.com.

To access the call by phone, please go to this registration link and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Following the live event, an archived version of the webcast and supporting materials will be available for 12 months at http://investor.ashland.com.

Use of Non-GAAP Measures

Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes, and certain other charges that are highly variable from year to year, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income, operating income, net income margin, and operating income margin. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units, and provide continuity to investors for comparability purposes. EBITDA Margin and Adjusted EBITDA Margin are defined as EBITDA and Adjusted EBITDA divided by sales for the corresponding period.

Key items, which are set forth on Table 7 of this release, are defined as financial effects from significant transactions that, either by their nature or amount, have caused short-term fluctuations in net income and/or operating income which Ashland does not consider to reflect Ashland’s underlying business performance and trends most accurately. Further, Ashland believes that providing supplemental information that excludes the financial effects of these items in the financial results will enhance the investor’s ability to compare financial performance between reporting periods.

Tax-specific key items, which are set forth on Table 7 of this release, are defined as financial transactions, tax law changes or other matters that fall within the definition of key items as described above. These items relate solely to tax matters and would only be recorded within the income tax caption of the Statement of Consolidated Income. As with all key items, due to their nature, Ashland does not consider the financial effects of these tax-specific key items on net income to be the most accurate reflection of Ashland’s underlying business performance and trends.

The Free Cash Flow metrics enable Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, Free Cash Flow and Ongoing Free Cash Flow include the impact of capital expenditures from continuing operations and other significant items impacting Free Cash Flow, providing a more complete picture of current and future cash generation. Free Cash Flow, Ongoing Free Cash Flow, and Ongoing Free Cash Flow Conversion are non-GAAP liquidity measures that Ashland believes provide useful information to management and investors about Ashland’s ability to convert Adjusted EBITDA to ongoing Free Cash Flow. These liquidity measures are used regularly by Ashland’s stakeholders and industry peers to measure the efficiency at providing cash from regular business activity. Free Cash Flow, Ongoing Free Cash Flow, and Free Cash Flow Conversion have certain limitations, including that they do not reflect adjustments for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Adjusted Diluted Earnings Per Share is a performance measure used by Ashland and is defined by Ashland as earnings (loss) from continuing operations, adjusted for identified key items and divided by the number of outstanding diluted shares of common stock. Ashland believes this measure provides investors additional insights into operational performance by providing earnings and diluted earnings per share metrics that exclude the effect of the identified key items and tax specific key items.

The Adjusted Diluted Earnings Per Share Excluding Intangibles Amortization Expense metric enables Ashland to demonstrate the impact of non-cash intangibles amortization expense on earnings per share, in addition to key items previously mentioned. Ashland’s management believes this presentation is helpful to illustrate how previous acquisitions impact applicable period results.

Ashland does not quantitatively reconcile our guidance ranges for our non-GAAP measures to their most comparable GAAP measures in the Financial Outlook section of this news release. The guidance ranges for GAAP and non-GAAP financial measures reflect Ashland’s assessment of potential sources of variability in financial results and are informed by evaluation of multiple scenarios, many of which have interactive effects across several financial statement line items. Providing guidance for individual reconciling items between our non-GAAP financial measures and the comparable GAAP measures would imply a degree of precision and certainty in those reconciling items that is not a consistent reflection of our scenario-based process to prepare our guidance ranges. To the extent that a material change affecting the individual reconciling items between the company’s forward-looking non-GAAP and comparable GAAP financial measures is anticipated, the company has provided qualitative commentary in the Financial Outlook section of this news release for your consideration. However, as the impact of such factors cannot be predicted with a reasonable degree of certainty or precision, a quantitative reconciliation is not available without unreasonable effort.

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, personal care and pharmaceutical. Approximately 2,900 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the U.S. Securities and Exchange Commission (“SEC”), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial, operating cash flow and liquidity, as well as the economy and other future events or circumstances. These statements include, but are not limited to, Ashland’s expectations regarding ongoing growth and enhancements within its various business segments; the projected financial effects of cost reduction and manufacturing optimization initiatives; the company’s capacity to achieve sustainable growth and generate long-term value; progress on portfolio optimization and accelerated cost savings programs; as well as management’s outlook and beliefs concerning Ashland’s fiscal year 2026 performance.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); severe weather, natural disasters, public health crises, cyber events and legal proceedings and claims (including product recalls, and environmental and asbestos matters); the effects of announced or future tariff increases; the effects of the ongoing Ukraine/Russia and Israel/Hamas conflicts on the geographies in which we operate, the end markets we serve and on our supply chain and customers; and, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Annual Report on Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

1Financial results are preliminary until Ashland’s Form 10-K is filed with the U.S. Securities and Exchange Commission.

2The Ongoing Free Cash Flow metric excludes the impact of inflows and outflows from U.S. and Foreign Accounts Receivable Sales Program and payments related to restructuring and environmental and litigation-related matters in both the current-year and prior-year periods.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Sandy Klugman	Carolmarie C. Brown
+1 (302) 594-7777	+1 (302) 995-3158
sandy.klugman@ashland.com	ccbrown@ashland.com

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED INCOME (LOSS) (In millions except per share data - preliminary and unaudited)	Table 1

	Three months ended		Year ended
	September 30		September 30
	2025	2024	2025	2024

Sales	$478	$522	$1,824	$2,113
Cost of sales	319	348	1,275	1,495
GROSS PROFIT	159	174	549	618
Selling, general and administrative expense	76	101	344	404
Research and development expense	13	13	54	55
Intangibles amortization expense	15	17	63	76
Equity and other income	2	4	4	6
Goodwill impairment	-	-	706	-
Income (loss) on acquisitions and divestitures, net	4	(15)	(161)	(115)
OPERATING INCOME (LOSS)	61	32	(775)	(26)
Net interest and other expense (income)	-	(9)	33	(24)
Other net periodic benefit loss (income)	(3)	16	1	22
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	64	25	(809)	(24)
Income tax expense (benefit)	31	6	13	(223)
INCOME (LOSS) FROM CONTINUING OPERATIONS	33	19	(822)	199
Loss from discontinued operations, net of income taxes	(1)	(3)	(23)	(30)
NET INCOME (LOSS)	$32	$16	$(845)	$169

DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) from continuing operations	$0.73	$0.39	$(17.74)	$3.95
Loss from discontinued operations	(0.02)	(0.06)	(0.49)	(0.59)
Net income (loss)	$0.71	$0.33	$(18.23)	$3.36

AVERAGE DILUTED COMMON SHARES OUTSTANDING(a)	46	49	46	50

SALES
Life Sciences	173	192	641	810
Personal Care	151	162	577	634
Specialty Additives	131	144	511	572
Intermediates	33	36	137	144
Intersegment Sales	(10)	(12)	(42)	(47)
	$478	$522	$1,824	$2,113

OPERATING INCOME (LOSS)
Life Sciences	39	43	(262)	168
Personal Care	26	14	90	73
Specialty Additives	5	9	(338)	(32)
Intermediates	2	7	8	29
Unallocated and other	(11)	(41)	(273)	(264)
	$61	$32	$(775)	$(26)

(a)
As a result of the loss from continuing operations for the year ended September 30, 2025, the effect of the share-based awards convertible to common shares would be anti-dilutive. In accordance with U.S. GAAP, these shares have been excluded from the diluted earnings (loss) per share calculation for the period.

Ashland Inc. and Consolidated Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (In millions - preliminary and unaudited)	Table 2

	September 30	September 30
	2025	2024
ASSETS
Current assets
Cash and cash equivalents	$215	$300
Accounts receivable, net	242	243
Inventories	568	545
Other assets	180	107
Total current assets	1,205	1,195

Noncurrent assets
Property, plant and equipment
Cost	3,355	3,316
Accumulated depreciation	2,154	2,013
Net property, plant and equipment	1,201	1,303

Goodwill	705	1,381
Intangibles	563	751
Operating lease assets, net	103	114
Restricted investments	297	295
Asbestos insurance receivable, net	127	132
Deferred income taxes	157	210
Other assets	253	264
Total noncurrent assets	3,406	4,450

Total assets	$4,611	$5,645

LIABILITIES AND EQUITY
Current liabilities
Trade and other payables	$189	$214
Accrued expenses and other liabilities	213	256
Current operating lease obligations	21	20
Total current liabilities	423	490

Noncurrent liabilities
Long-term debt	1,384	1,349
Asbestos litigation reserve	389	414
Deferred income taxes	31	29
Employee benefit obligations	96	110
Operating lease obligations	85	99
Other liabilities	299	286
Total noncurrent liabilities	2,284	2,287

Stockholders' equity	1,904	2,868

Total liabilities and stockholders' equity	$4,611	$5,645

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED CASH FLOWS (In millions - preliminary and unaudited)	Table 3

	Three months ended		Year ended
	September 30		September 30
	2025	2024	2025	2024
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net income (loss)	$32	$16	$(845)	$169
Loss from discontinued operations, net of income taxes	1	3	23	30
Adjustments to reconcile income (loss) from continuing operations to cash flows from operating activities
Depreciation and amortization	50	53	237	274
Original issue discount and debt issuance cost amortization	2	2	7	6
Deferred income taxes	68	(165)	73	(302)
Gain from sales of property and equipment	(5)	-	(16)	-
Stock based compensation expense	2	5	14	15
Benefit (loss) from excess tax deduction on stock based compensation	(3)	-	(3)	-
Income from restricted investments	(17)	(23)	(33)	(74)
Loss (income) on divestitures, net	2	8	177	107
Goodwill impairment	-	-	706	-
Asset impairments	-	11	-	11
Pension contributions	(3)	(1)	(12)	(15)
Loss (gain) on pension and other postretirement plan remeasurements	(4)	14	(3)	14
Change in operating assets and liabilities(a)	(85)	157	(191)	227
Total cash flows provided by operating activities from continuing operations	40	80	134	462
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(34)	(37)	(98)	(137)
Proceeds from disposal of property, plant and equipment	5	-	16	-
Proceeds from sale of operations	-	26	16	26
Proceeds from settlement of Company-owned life insurance contracts	7	-	12	1
Company-owned life insurance payments	(3)	(4)	(5)	(5)
Funds restricted for specific transactions	-	-	(8)	(5)
Reimbursements from restricted investments	21	18	62	79
Proceeds from sale of securities	20	14	56	53
Purchases of securities	(18)	(14)	(54)	(53)
Other investing cash flows	-	-	-	(10)
Total cash flows provided (used) by investing activities from continuing operations	(2)	3	(3)	(51)
CASH FLOWS USED BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Repurchase of common stock	-	(150)	(100)	(380)
Repayment of short-term debt	-	-	-	(16)
Cash dividends paid	(19)	(20)	(76)	(78)
Stock based compensation employee withholding taxes paid in cash	-	-	(3)	(5)
Total cash flows used by financing activities from continuing operations	(19)	(170)	(179)	(479)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	19	(87)	(48)	(68)
Cash used by discontinued operations
Operating cash flows	(13)	(12)	(40)	(51)
Effect of currency exchange rate changes on cash and cash equivalents	2	-	3	2
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8	(99)	(85)	(117)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	207	399	300	417
CASH AND CASH EQUIVALENTS - END OF PERIOD	$215	$300	$215	$300

DEPRECIATION AND AMORTIZATION
Life Sciences	14	13	75	61
Personal Care	16	21	65	79
Specialty Additives	17	16	84	121
Intermediates	3	3	13	13
	$50	$53	$237	$274

(a)
Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA (In millions - preliminary and unaudited)	Table 4

	Three months ended
	September 30
Adjusted EBITDA - Ashland Inc.	2025	2024
Net income	$32	$16
Income tax expense	31	6
Net interest and other expense (income)	-	(9)
Depreciation and amortization(a)	49	54
EBITDA	112	67
Loss from discontinued operations, net of income taxes	1	3
(Income) loss on pension and other postretirement plan remeasurements	(4)	14
Operating key items (see Table 5)	10	40
Adjusted EBITDA	$119	$124

Adjusted EBITDA - Life Sciences
Operating income	$39	$43
Add:
Depreciation and amortization(a)	14	15
Operating key items (see Table 5)	2	(2)
Adjusted EBITDA	$55	$56

Adjusted EBITDA - Personal Care
Operating income	$26	$14
Add:
Depreciation and amortization(a)	15	20
Operating key items (see Table 5)	2	13
Adjusted EBITDA	$43	$47

Adjusted EBITDA - Specialty Additives
Operating income	$5	$9
Add:
Depreciation and amortization	17	16
Operating key items (see Table 5)	7	4
Adjusted EBITDA	$29	$29

Adjusted EBITDA - Intermediates
Operating income	$2	$7
Add:
Depreciation and amortization	3	3
Adjusted EBITDA	$5	$10

(a)
Depreciation and amortization includes $2 million for Life Sciences associated with the Nutraceuticals business assets for the three months ended September 30, 2024, which is included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization excludes accelerated depreciation expense of $1 million for Personal Care for both the three months ended September 30, 2025 and 2024, which is included as a key item within this table as a component of Adjusted EBITDA.

Ashland Inc. and Consolidated Subsidiaries SEGMENT COMPONENTS OF KEY ITEMS FOR APPLICABLE CONSOLIDATED INCOME (LOSS) STATEMENT CAPTIONS (In millions - preliminary and unaudited)	Table 5

	Three Months Ended September 30, 2025
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Other plant optimization costs	$(2)	$(1)	$(7)	$-	$-	$(10)
Restructuring, separation and other costs	-	-	-	-	(4)	(4)
Accelerated depreciation	-	(1)	-	-	-	(1)
Environmental reserve adjustments	-	-	-	-	(1)	(1)
Nutraceuticals sale	-	-	-	-	(1)	(1)
Tax credit	-	-	-	-	3	3
Income on divestitures, net	-	-	-	-	4	4
All other operating income (loss)	41	28	12	2	(12)	71
Operating income (loss)	39	26	5	2	(11)	61

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(15)	(15)
All other net interest and other expense					15	15
					-	-
OTHER NET PERIODIC BENEFIT LOSS (GAIN)
Key items					(4)	(4)
All other net periodic benefit costs					1	1
					(3)	(3)
INCOME TAX EXPENSE
Tax effect of key items(a)					2	2
Tax specific key items(b)					11	11
All other income tax expense					18	18
					31	31
INCOME (LOSS) FROM CONTINUING OPERATIONS	$39	$26	$5	$2	$(39)	$33

	Three Months Ended September 30, 2024
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated & Other	Total
OPERATING INCOME (LOSS)
Operating key items:
Asset impairments	$-	$(11)	$-	$-	$-	$(11)
Nutraceuticals sale	-	-	-	-	(8)	(8)
Nutraceuticals VAT reserve	-	-	-	-	(7)	(7)
Other plant optimization costs	-	(1)	(4)	-	-	(5)
Legal settlement	-	-	-	-	(4)	(4)
Environmental reserve adjustments	-	-	-	-	(4)	(4)
Restructuring, separation and other costs	-	-	-	-	(2)	(2)
Accelerated depreciation	-	(1)	-	-	-	(1)
Held for sale depreciation and amortization	2	-	-	-	-	2
All other operating income (loss)	41	27	13	7	(16)	72
Operating income (loss)	43	14	9	7	(41)	32

NET INTEREST AND OTHER EXPENSE (INCOME)
Key items					(21)	(21)
All other net interest and other expense					12	12
					(9)	(9)

OTHER NET PERIODIC BENEFIT LOSS
Key items					14	14
All other net periodic benefit costs					2	2
					16	16
INCOME TAX EXPENSE (BENEFIT)
Tax effect of key items(a)					(7)	(7)
Tax specific key items(b)					1	1
All other income tax expense					12	12
					6	6
INCOME (LOSS) FROM CONTINUING OPERATIONS	$43	$14	$9	$7	$(54)	$19

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. See Table 7 for additional information.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 6

	Three months ended		Year ended
	September 30		September 30
Free cash flows	2025	2024	2025	2024
Total cash flows provided by operating activities from continuing operations	$40	$80	$134	$462
Adjustments:
Additions to property, plant and equipment	(34)	(37)	(98)	(137)
Free Cash Flows	$6	$43	$36	$325
Cash (inflows) outflows from U.S. Accounts Receivable Sales Program(a)	1	10	12	(1)
Cash (inflows) outflows from Foreign Accounts Receivable Sales Program(b)	19	18	6	(104)
Restructuring-related payments(c)	11	4	34	14
Environmental and related litigation payments(d)	15	13	39	36
Ongoing Free Cash Flow	$52	$88	$127	$270

Net income (loss)	$32	$16	$(845)	$169
Adjusted EBITDA(e)	$119	$124	$401	$459

Operating Cash Flow Conversion(f)	125%	500%	Not meaningful	273%
Ongoing Free Cash Flow Conversion(g)	44%	71%	32%	59%

(a)
Represents activity associated with the U.S. Accounts Receivable Sales Program impacting each period presented.
(b)
Represents activity associated with the Foreign Accounts Receivable Sales Program impacting each period presented.
(c)
Restructuring payments incurred during each period presented.
(d)
Represents cash outflows associated with environmental and related litigation payments which will be reimbursed by the Environmental trust.
(e)
See Adjusted EBITDA reconciliation.
(f)
Operating Cash Flow Conversion is defined as Cash flows provided by operating activities from continuing operations divided by Net income (loss).
(g)
Ongoing Free Cash Flow Conversion is defined as Ongoing Free Cash Flow divided by Adjusted EBITDA.

	Three months ended		Year ended
	September 30		September 30
Adjusted Operating Income	2025	2024	2025	2024
Operating income (loss) (as reported)	$61	$32	$(775)	$(26)
Key items, before tax:
Goodwill impairment	-	-	706	-
Avoca business impairment and sale	-	-	175	-
Accelerated depreciation	1	1	41	57
Environmental reserve adjustments	1	4	34	45
Other plant optimization costs	10	5	22	10
Restructuring, separation and other costs	4	2	22	30
Nutraceuticals impairment and sale	1	8	1	107
Asset impairments	-	11	-	11
Argentina currency devaluation impact	-	-	-	5
Nutraceuticals VAT reserve	-	7	-	7
Legal settlement	-	4	-	4
Held for sale depreciation and amortization	-	(2)	(2)	(3)
Tax credit	(3)	-	(3)	-
Income on divestitures, net	(4)	-	(14)	-
Adjusted Operating Income (non-GAAP)	$71	$72	$207	$247

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7

	Three months ended		Year ended
	September 30		September 30
	2025	2024	2025	2024
Income (loss) from continuing operations (as reported)	$33	$19	$(822)	$199
Key items, before tax:
Goodwill impairment	-	-	706	-
Avoca business impairment and sale	-	-	175	-
Accelerated depreciation	1	1	41	57
Environmental reserve adjustments	1	4	34	45
Other plant optimization costs	10	5	22	10
Restructuring, separation and other costs	4	2	22	30
Nutraceuticals impairment and sale	1	8	1	107
Asset impairments	-	11	-	11
Nutraceuticals VAT reserve	-	7	-	7
Argentina currency devaluation impact	-	-	-	5
Legal settlement	-	4	-	4
Held for sale depreciation and amortization	-	(2)	(2)	(3)
(Income) loss on pension plan remeasurements	(4)	14	(3)	14
Tax credit	(3)	-	(3)	-
Income on divestitures, net	(4)	-	(14)	-
Unrealized gains on securities	(15)	(21)	(20)	(60)
Key items, before tax	(9)	33	959	227
Tax effect of key items(a)	2	(7)	(62)	(31)
Key items, after tax	(7)	26	897	196
Tax specific key items:
Uncertain tax positions	-	-	-	9
Restructuring and separation activity	-	-	-	(115)
Valuation allowance	8	5	9	5
Other and tax reform related activity	3	(4)	22	(133)
Tax specific key items(b)	11	1	31	(234)
Total key items	4	27	928	(38)
Adjusted Income from Continuing Operations (non-GAAP)	$37	$46	$106	$161
Amortization expense adjustment (net of tax)(c)	13	15	51	63
Adjusted Income from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$50	$61	$157	$224

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Valuation allowance: Includes the impact from the release of certain foreign tax credit valuation allowances.

- Restructuring and separation activity: Includes the tax impact of the held for sale classification for the Nutraceuticals business.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025 and 2024.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% for both the three and twelve months ended September 30, 2025, and 19% and 20% for the three and twelve months ended September 30, 2024.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7 (Continued)

	Three months ended		Year ended
	September 30		September 30
	2025	2024	2025	2024
Diluted EPS from continuing operations (as reported)	$0.73	$0.39	$(17.74)	$3.95
Key items, before tax:
Goodwill impairment	-	-	15.22	-
Avoca business impairment and sale	-	-	3.75	-
Accelerated depreciation	0.02	0.02	0.89	1.14
Environmental reserve adjustments	0.02	0.08	0.76	0.90
Other plant optimization costs	0.23	0.10	0.48	0.20
Restructuring, separation and other costs	0.09	0.04	0.48	0.60
Nutraceuticals impairment and sale	0.02	0.16	0.02	2.14
Asset impairments	-	0.22	-	0.22
Nutraceuticals VAT reserve	-	0.14	-	0.14
Argentina currency devaluation impact	-	-	-	0.10
Legal settlement	-	0.08	-	0.08
Held for sale depreciation and amortization	-	(0.04)	(0.04)	(0.06)
(Income) loss on pension plan remeasurements	(0.09)	0.29	(0.07)	0.29
Tax credit	(0.07)	-	(0.07)	-
Income on divestitures, net	(0.09)	-	(0.30)	-
Unrealized gains on securities	(0.33)	(0.42)	(0.42)	(1.20)
Key items, before tax	(0.20)	0.67	20.70	4.55
Tax effect of key items(a)	0.04	(0.13)	(1.37)	(0.62)
Key items, after tax	(0.16)	0.54	19.33	3.93
Tax specific key items:
Uncertain tax positions	-	-	-	0.18
Restructuring and separation activity	-	-	-	(2.30)
Valuation allowance	0.17	0.10	0.21	0.10
Other and tax reform related activity	0.07	(0.08)	0.48	(2.66)
Tax specific key items(b)	0.24	0.02	0.69	(4.68)
Total key items	0.08	0.56	20.02	(0.75)
Adjusted Diluted EPS from Continuing Operations (non-GAAP)	$0.81	$0.95	$2.28	$3.20
Amortization expense adjustment (net of tax)(c)	0.27	0.31	1.10	1.25
Adjusted Diluted EPS from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$1.08	$1.26	$3.38	$4.45

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Uncertain tax positions: Includes the impact from the settlement of uncertain tax positions with various tax authorities.

- Valuation allowance: Includes the impact from the release of certain foreign tax credit valuation allowances.

- Restructuring and separation activity: Includes the tax impact of the held for sale classification for the Nutraceuticals business.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during fiscal 2025 and 2024.

(c)
Amortization expense adjustment (net of tax) tax rates were 20% for both the three and twelve months ended September 30, 2025, and 19% and 20% for the three and twelve months ended September 30, 2024.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 8

	Year ended
	September 30
Adjusted EBITDA - Ashland Inc.	2025	2024
Net income (loss)	$(845)	$169
Income tax expense (benefit)	13	(223)
Net interest and other expense (income)	33	(24)
Depreciation and amortization(a)	198	220
EBITDA	(601)	142
Loss from discontinued operations, net of income taxes	23	30
Key items included in EBITDA:
Goodwill impairment	706	-
Avoca impairment and sale	175	-
Accelerated depreciation	41	57
Environmental reserve adjustments	34	45
Other plant optimization costs	22	10
Restructuring, separation and other costs	22	30
Nutraceuticals impairment and sale	1	107
Asset impairments	-	11
Nutraceuticals VAT reserve	-	7
Argentina currency devaluation impact	-	5
Legal settlement	-	4
Held for sale depreciation and amortization	(2)	(3)
(Income) loss on pension plan remeasurements	(3)	14
Tax credit	(3)	-
Income on divestitures, net	(14)	-
Adjusted EBITDA(b)	$401	$459

(a)
Depreciation and amortization excludes accelerated depreciation expense of $21 million for Life Sciences for the year ended September 30, 2025, $1 million and $2 million for Personal Care for the years ended September 30, 2025 and 2024, respectively, and $19 million and $55 million for Specialty Additives for the years ended September 30, 2025 and 2024, respectively, which is included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization includes $2 million for Personal Care associated with the Avoca business assets for the year ended September 30, 2025, and $3 million for Life Sciences associated with the Nutraceuticals business assets for the year ended September 30, 2024, which is included as a key item within this table as a component of Adjusted EBITDA.
(b)
Includes $7 million and $12 million of net periodic pension and other postretirement costs recognized ratably through fiscals year 2025 and 2024, respectively. These costs are comprised of service cost, interest cost, expected return on plan assets, and amortization of prior service credit.